Where Food Comes From 10-K

EXHIBIT 10.10

FIRST AMENDMENT TO LEASE AGREEMENT

This First Amendment to Lease Agreement (the "First Amendment ") is entered into as of this______day of July, 2017 (the "Effective Date"), by and between Move LLC, a Colorado limited liability company (the "Landlord") and Where Food Comes From, Inc., a Colorado corporation (the " Tenant").

RECITALS

This First Amendment is made with respect to the following facts:

A.       Landlord and Tenant entered into a Lease Agreement (the " Lease") dated April 14, 2015, pertaining to the lease of approximately 8,127 rentable square feet on the fourth (4th) floor, identified as Suite 400 (the "Original Premises"), located in the real property commonly known as 202 6th Street, Castle Rock, CO 80104 (the "Building").

B.       Tenant warrants that it is now in possession of the Premises and that the Lease is valid and presently in full force and effect.

C.       Tenant desires, and Landlord is willing, to amend the Lease to, among other things, expand the Premises in accordance with the terms and conditions of this First Amendment.

AMENDMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Landlord and Tenant hereby agree as follows:

1.       Defined Terms. All initially capitalized terms used herein and not otherwise expressly defined in this First Amendment shall have the meanings given to such terms in the Lease.

2.       Premises. As of the Effective Date, the Original Premises shall be expanded to include approximately 7,674 rentable square feet on the third (3rd) floor, identified as Suite 300 (the "Expansion Premises"), as generally shown on the Site Plan attached hereto as Exhibit A. Hereinafter the Original Premises and Expansion Premises shall be collectively known as the "Premises" and include a total of 15,801 rentable square feet.

3.       Expansion Possession Date. The Possession Date of the Expansion Premises (the "Expansion Possession Date" is August 1, 2017.

4.       Expansion Commencement Date. The Commencement Date of the Expansion Premises (the "Expansion Commencement Date" shall be one hundred twenty days (120) following the Expansion Possession Date, or when Tenant occupies the Expansion Premises, whichever occurs first. Tenant shall have no obligation to pay Rent on the Expansion Premises during the period between the Expansion Possession Date and the Expansion Commencement Date.

5.       Rent. The Minimum Rent for the Premises shall be as set forth below:

Months	Price per RSF	Monthly Minimum Rent	Annual Minimum Rent
12/01/2017 - 07/31/2018	$20.60	$27,125.05	$325,500.60
08/01/2018 - 07/31/2019	$21.22	$27,941.44	$335,297.22
08/01/2019 - 07/31/2020	$21.86	$28,784.16	$345,409.86
08/01/2020 - 07/31/2021	$22.52	$29,653.21	$355,838.52

6.       Expansion Construction Allowance. Landlord shall provide Tenant a tenant improvement allowance (the "Expansion Construction Allowance") of up to thirty and 00/100 dollars ($30.00) per rentable square feet of the Expansion Premises, which equals two hundred thirty thousand two hundred twenty and 00/100 dollars ($230,220.00). The Expansion Construction Allowance shall be paid to Tenant by Landlord in accordance with Exhibit C, Provisions Relating to Construction of the Premises (the "Work Letter") of the Lease. This Expansion Construction Allowance is offered as an incentive to take possession of the Expansion Premises not as a loan or to be in anyway repaid except in the event of default of the Lease and/or First Amendment during the Lease Term.

65

7.       Brokerage Fee. Landlord shall not pay any Brokerage Fee in connection with this First Amendment.

8.       Effect of Amendment. Except as expressly amended hereby, the Lease shall continue in full force and effect and unamended. In the event of any conflict or inconsistency between the provisions of the Lease and this First Amendment, the provisions of this First Amendment shall control in all instances.

9.       Binding Effect. This First Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

10.        Severability; Conflicts. In the event that any one or more of the provisions of this First Amendment shall for any reason be held to be invalid or unenforceable, the remaining provisions of this First Amendment shall be unimpaired, and shall remain in full force and effect and be binding upon the parties hereto.

11.       Headings. The paragraph headings that appear in this First Amendment are for purposes of convenience of reference only and are not in any sense to be construed as modifying the substance of the paragraphs in which they appear.

12.       Counterparts. This First Amendment may be executed in one or more counterparts, each of which will constitute an original, and all of which together shall constitute one and the same agreement. Executed copies hereof may be delivered electronically and, upon receipt, shall be deemed originals and binding upon the parties hereto. Without limiting or otherwise affecting the validity of executed copies hereof that have been delivered electronically, the parties will deliver originals as promptly as possible after execution.

13.       Governing Law. This First Amendment shall be governed by and construed in accordance with the laws of the State of Colorado.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the Effective Date.

LANDLORD: MOVE LLC, a Colorado limited liability Company By: /s/ Doug Decker Name: Doug E Decker Title: Member	TENANT: WHERE FOOD COMES FROM, INC, a Colorado Corporation By: /s/ Dannette Henning Name: Danette Henning Title: CFO

66

EXHIBIT A

SITE PLAN

67